FOR IMMEDIATE RELEASE
FRIDAY, NOVEMBER 14, 2008
CARE INVESTMENT TRUST INC. ANNOUNCES
THIRD QUARTER 2008 RESULTS
2008 Third Quarter Highlights
▪	Acquired two Assisted Living Facilities for $10.3 million during the third quarter.

▪	Reduced Base Management Fee payable to our Manager from an annual rate of 1.75 percent of shareholders’ equity to 0.875 percent of shareholders’ equity.

▪	Declared a 2008 third quarter dividend of $0.17 per share.
NEW YORK – November 14, 2008 – Care Investment Trust Inc. (NYSE: CRE) (“Care”), a real estate investment and finance company investing in healthcare-related real estate and commercial mortgage debt, today reported financial results for the third quarter ended September 30, 2008. The Company’s net loss calculated in accordance with GAAP totaled $3.5 million, or $0.17 per basic and diluted share. The net loss includes the impact of a non-cash depreciation charge from the Company’s real estate investments of $3.4 million, and an unrealized loss of $2.2 million relating to a reclassification of a $24.7 million mortgage loan to held for sale in anticipation of selling the loan to the Company’s Manager for proceeds of approximately $22.4 million.
Funds from Operations (FFO) for the third quarter of 2008 were $0.0 million, or $0.00 per basic and diluted share. Adjusted Funds from Operation (AFFO) amounted to $1.0 million, or $0.04 per basic and diluted share. FFO and AFFO were both impacted by the unrealized loss of $2.2 million, or $0.11 per share, relating to the reclassification of a $24.7 million mortgage loan to held for sale in anticipation of selling the loan to the Company’s Manager for proceeds of approximately $22.4 million. FFO is the result of adding back to net income the Company’s share of depreciation and amortization of real estate related to Care’s investment in the Cambridge properties and its acquisition of the Bickford properties. AFFO reflects additional adjustments for other non-cash income and expense items such as stock-based compensation, straight-lining of lease revenue and the unrealized gain or loss on the revaluation of partnership units in relation to our investment in the Cambridge properties. These adjustments are detailed on the Reconciliation of Non-GAAP Financial Measures attached hereto.
F. Scott Kellman, Chief Executive Officer, stated, “Care’s solid third quarter reflected our first full quarter of income from the $101 million Bickford sale-leaseback which closed at the end of June. While our decision to sell a mortgage asset resulted in a one-time write down that impacted third quarter AFFO to the effect of $0.11 per share, it will provide valuable liquidity to take advantage of the extremely attractive equity opportunities currently available in this market.”

Care Investment Trust Inc.
Portfolio Activity
Investment in Net Leased Property
On September 30, 2008, Care acquired two senior living properties from Bickford Senior Living Group, LLC for $10.3 million. Concurrent with the purchase, Care leased these properties to an affiliate of the seller under a triple-net lease for 14.75 years. As the acquisition closed on September 30, 2008, this transaction did not have a material contribution to the results of operations for the three and nine months ended September 30, 2008.
Loan Portfolio
Net investments in loans were $190.1 million as of September 30, 2008, all of which were floating rate. The weighted average spread on the portfolio at September 30, 2008 was 3.58 percent over one-month LIBOR and the average maturity of the portfolio was approximately two and a half years. The effective yield on the portfolio was 7.51 percent for the quarter ended September 30, 2008. The Company reclassified a $24.7 million mortgage loan as held for sale in anticipation of selling the loan to its Manager in the fourth quarter of 2008. All payments have been received on time and the Company has never had a payment default on any of its investments.
Operating Activities
Care generated total revenues of $6.6 million during the 2008 third quarter which included interest income on investments from loans of $3.6 million, rental revenue of $2.9 million and other income of $0.1 million. Other income resulted primarily from interest earned on cash balances.
The Company incurred $3.3 million in operating expenses in the three months ended September 30, 2008, which included $0.9 million in management fees and $2.4 million in marketing, general and administrative expenses, which included stock-based compensation expense of $1.0 million resulting primarily from marking to market stock previously issued to non-employees of Care due to a rise in Care’s stock price during the quarter. The Company also incurred $1.1 million of Depreciation and Amortization expense relating to its investment in the Bickford properties acquired during the second quarter. Effective August 1, 2008, Care reduced the Base Management Fee payable to its Manager from an annual rate of 1.75 percent of equity to 0.875 percent of equity.
Care’s net loss from investments in partially-owned entities amounted to $1.2 million for the three months ended September 30, 2008 and consisted of a $1.5 million loss, after depreciation charges of $2.4 million, related to the Company’s investment in the Cambridge properties as well as equity income of $0.3 million from the Company’s investment in the Senior Management Concepts properties.
The Company incurred an unrealized loss of $2.2 million in the 2008 third quarter as a result of a reclassification of a $24.7 million mortgage loan to held for sale in anticipation of selling the loan to its Manager during the fourth quarter of 2008 for proceeds of approximately $22.4 million.
Interest expense totaled $1.7 million for the three months ended September 30, 2008, consisting of $0.3 million on the $37.8 million outstanding under the Company’s warehouse line of credit, $1.3 million relating to the mortgage debt incurred to finance the acquisition of the Bickford properties during the second quarter and $0.1 million from amortization of deferred financing costs. The effective interest rate for the quarter on the Company’s borrowings under the warehouse line was 3.60 percent.

Care Investment Trust Inc.
Liquidity and Funding
At September 30, 2008, Care had $17.5 million in cash and cash equivalents. The Company plans to opportunistically deploy funds into additional investments in healthcare-related real estate. Currently, Care has $18.8 million in cash and cash equivalents.
Dividends
The Company’s Board of Directors declared a dividend of $0.17 per share of common stock for the third quarter 2008. The dividend is payable on December 10, 2008 to common shareholders of record on November 26, 2008.
Conference Call Details
The Company will host a conference call on Friday, November 14, 2008, at 11:00 a.m. Eastern Time to discuss the third quarter results. The call may be accessed live by dialing 800-366-3908 or by visiting the Company’s website at www.carereit.com.
Investors may access a replay by dialing 800-405-2236, passcode 11122142, which will be available through November 21, 2008. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.
About Care Investment Trust
Care Investment Trust Inc. is a real estate investment and finance company investing in healthcare-related real estate and commercial mortgage debt. It is externally managed and advised by CIT Healthcare LLC, a wholly-owned subsidiary of CIT Group Inc.
Safe Harbor Statement
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond Care Investment Trust’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting Care Investment Trust’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements in addition to those factors specified in Care Investment Trust’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as Care Investment Trust’s Quarterly Reports on Form 10-Q. Care Investment Trust is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
Funds from Operations and Adjusted Funds from Operations
Funds from Operations, or FFO, which is a non-GAAP financial measure, is a widely recognized measure of REIT performance. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

Care Investment Trust Inc.
NAREIT currently defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
Adjusted Funds from Operations
Adjusted Funds from Operations, or AFFO, is a non-GAAP financial measure. The Company computes AFFO in accordance with our management agreement’s definition of FFO and as such it may not be comparable to AFFO reported by other REITs that do not compute AFFO on the same basis. The Company’s management agreement defines FFO, for purposes of the agreement, to mean net income (loss) (computed in accordance with GAAP), excluding gains (losses) from debt restructuring and gains (losses) from sales of property, plus depreciation and amortization on real estate assets, excluding straight line effects on rental revenue and non-cash equity compensation expense, and after adjustments for unconsolidated partnerships and joint ventures; provided, that the foregoing calculation of Funds From Operations shall be adjusted to exclude one-time events pursuant to changes in GAAP and may be adjusted to exclude other non-cash income or expense items after discussion between the Manager and the independent directors, and approval by the majority of the independent directors in the case of non-cash charges. For purposes of calculating AFFO, our independent directors have approved the exclusion of the non-cash charges related to (i) the straight line effect of lease revenue and (ii) the unrealized loss on the revaluation of our obligation to issue partnership units.
The Company believes that FFO and AFFO are helpful to investors as measures of the performance of a REIT because, along with cash flow from operating activities, financing activities and investing activities, FFO and AFFO provide investors with an indication of our ability to incur and service debt, to make investments and to fund other cash needs.
Neither FFO nor AFFO represent cash generated from operating activities in accordance with GAAP and they should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance or cash flow from operating activities (determined in accordance with GAAP), as a measure of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions.
For more information on the company, please visit the company’s website at www.carereit.com
-Financial Tables to Follow-

FOR FURTHER INFORMATION:
AT CARE INVESTMENT TRUST:	AT FINANCIAL RELATIONS BOARD:
Frank Plenskofski	Leslie Loyet
Chief Financial Officer	Analysts/Investors
(212) 771-9318	(312) 640-6672
frank.plenskofski@carereit.com	lloyet@frbir.com

Care Investment Trust Inc.
Care Investment Trust Inc. and Subsidiaries
Condensed Consolidated Statement of Operations (Unaudited)
(dollars in thousands — except share and per share data)

				Period from June
				22, 2007
	Three Months	Three Months	Nine Months	(Commencement
	Ended	Ended	ended	of Operations) to
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Revenues
Rental revenue	$2,871	$—	$2,987	$—
Income from investments in loans	3,647	5,907	11,802	6,480
Other income	100	217	448	220

Total revenues	6,618	6,124	15,237	6,700
Expenses
Management fees to related party	860	1,279	3,432	1,335
Marketing, general and administrative (including stock-based compensation expense of $947; $142; $710 and $9,276, respectively)	2,418	1,131	3,956	10,548
Depreciation and amortization	1,133	—	1,179	—
Unrealized loss on loan held for sale	2,198	—	2,198	—
Loss on loan prepayment	—	—	310	—

Total expenses	6,609	2,410	11,075	11,883

Income (loss) from operations	9	3,714	4,162	(5,183)
Loss from investments in partially-owned entities	1,203	—	3,400	—
Unrealized loss on derivative instruments	633	—	587	—
Interest expense including amortization of deferred financing costs	1,711	—	2,593	—

Net (loss) income	$(3,538)	$3,714	$(2,418)	$(5,183)

(Loss) income per share of common stock
Net (loss) income, basic and diluted	$(0.17)	$0.18	$(0.12)	$(0.25)

Basic and diluted weighted average common shares outstanding	20,893,498	20,864,040	20,883,369	20,864,040

Care Investment Trust Inc.
Care Investment Trust Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(dollars in thousands, except share and per share data)

	For the three months ended
	September 30, 2008
	FFO	AFFO
Net loss	$(3,538)	$(3,538)
Add:
Proportionate share of depreciation and amortization of real property related to partially-owned entities	2,358	2,358
Depreciation and amortization on real estate	1,133	1,133
Stock-based compensation for non-employees	—	872
Straight-line effect of lease revenue	—	(577)
Unrealized loss on revaluation of obligation to issue partnership units	—	622

Funds From Operations and Adjusted Funds From Operations	$(47)	$870

FFO and Adjusted FFO per share basic and diluted	$0.00	$0.04

Weighted average shares outstanding — basic	20,893,498	20,893,498
Weighted average shares outstanding — diluted	21,112,109	21,112,109

	For the nine months ended
	September 30, 2008
	FFO	AFFO
Net loss	$(2,418))	$(2,418)
Add:
Proportionate share of depreciation and amortization of real property related to partially-owned entities	7,014	7,014
Depreciation and amortization on real estate	1,179	1,179
Loss on prepayment of mortgage loan	—	310
Stock-based compensation for non-employees	—	510
Straight-line effect of lease revenue	—	(577)
Unrealized loss on revaluation of obligation to issue partnership units	—	601

Funds From Operations and Adjusted Funds From Operations	$5,775	$6,619

FFO and Adjusted FFO per share — basic	$0.28	$0.32
FFO and Adjusted FFO per share — diluted	$0.27	$0.31

Weighted average shares outstanding — basic	20,883,369	20,883,369
Weighted average shares outstanding — diluted	21,068,836	21,068,836

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